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                                                        Exhibit 99



     PIONEER-STANDARD ELECTRONICS FORESEES LOWER EARNINGS IN FOURTH QUARTER
                          FY '98 ENDING MARCH 31, 1998


CLEVELAND, Ohio - March 3, 1998 - Pioneer-Standard Electronics, Inc. (Nasdaq:PIOS) today announced that sales and earnings per share for the company's fourth fiscal quarter ending March 31, 1998, are expected to be below analysts' expectations. The company anticipates earnings for the fourth quarter to be in the range of $.24 to $.31 per share, compared with third quarter's $.31 per share, and consensus analyst earnings estimates of approximately $.33 per share for the fourth quarter.

The company noted that sales in the first two months of the current quarter were adversely impacted by customer uncertainty and deferrals of orders given current industry and market conditions.


"Revenues have been softer than anticipated and margins are being squeezed as the industry works through market consolidation and shifting trends in the marketplace," stated Pioneer-Standard Chairman and Chief Executive Officer James L. Bayman. "This is particularly evident in Pioneer's computer systems business where customers have become cautious in placing orders. We currently anticipate this market pause to continue into the summer," he added.

Pioneer-Standard is a leading distributor of a broad range of industrial electronic components and computer system products supplied by more than 100 manufacturers. Customers include original equipment manufacturers, value-added resellers, commercial end-users and other organizations throughout North America. Pioneer recorded fiscal year 1997 revenues of $1.5 billion for the period ended March 31, 1997. Additional information about Pioneer and its business partners can be found on the World Wide Web at http://www.pios.com.
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Portions of this release contain current management expectations which may constiture forward-looking information. The Company's performance may differ materially from that contemplated by such statements for a variety of reasons, including, but not limited to: competition, vagaries in the computer and semiconductor market, as well as dynamic technology changes with key suppliers, and other risks detailed in the company's Form 10-K for the year ended March 31, 1997, particularly in the section entitled "Certain Factors that May Affect Future Results."


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